Prospectus Supplement                              Rule 424(b)(3)
(To Prospectus, dated February 6, 1998)            Registration No. 333-44165


                          FAMILY GOLF CENTERS, INC.
         $115,000,000 5 3/4% Convertible Subordinated Notes Due 2004
                       3,141,473 Shares of Common Stock




    None of the share figures in this Prospectus Supplement have been adjusted to give effect to a three-for-two stock split effected in the form of a stock dividend declared on May 4, 1998 to holders of record of the Common Stock on April 20, 1998.


    This Prospectus Supplement relates to the resale of up to $115,000,000 aggregate principal amount of 5 3/4% Convertible Subordinated Notes due 2004 (the "Notes") of Family Golf Centers, Inc., a Delaware corporation (the "Company"), issued to the initial purchasers of the Notes (the "Initial Purchasers") in private placements consummated on October 16, 1997 and November 14, 1997, the resale of up to 3,087,248 shares of common stock, par value $.01 per share (the "Shares" or "Common Stock"), of the Company which are initially issuable upon conversion of the Notes by any holder thereof and to the offering that may be made from time to time of up to 54,225 Shares, by, or for the accounts of, the holders thereof (the "Selling Security Holders"). This Prospectus Supplement reflects a change in information as to the names of or amounts owned by certain Selling Security Holders from that set forth in the Prospectus. See "Selling Security Holders" and "Plan of Distribution."


    The following table sets forth certain information, as provided by or on behalf of the Selling Security Holders named below, with respect to the principal amount of Notes held by such Selling Security Holder and the number of Shares issuable upon conversion of the Notes. This information was accurate as of the date such information was provided to the Company. The respective amounts set forth may have increased or decreased due to trading in the Private Offerings, Resales and Trading through Automate d Linkages ("PORTAL") market or otherwise since the date such information was provided. The Notes and Shares of Common Stock offered pursuant to the Registration Statement, of which this Prospectus Supplement forms a part, may be offered from time to time in whole or in part by the Selling Security Holders named below. Any or all of the Notes or Shares of Common Stock listed below may be offered for sale by the Selling Security Holders from time to time and therefore no estimate can be given as to the pr incipal amount of Notes or the number of Shares that will be held by the Selling Security holders upon termination of this offering (except that in each case, such number will represent less that 1% of the Common Stock outstanding, unless otherwise indicated). Other than their ownership of the Company's securities, none of the Selling Security Holders listed below has had any material relationship with the Company within the past three years. The percentage of Notes outstanding after the Offering is 0% for each of the Selling Security Holders.

                              PRINCIPAL                             NUMBER OF                      PERCENTAGE OF
                            AMOUNT OF NOTE       NUMBER OF          SHARES OF                      COMMON STOCK
                             BENEFICIALLY        CONVERSION        COMMON STOCK                     OUTSTANDING
                              OWNED THAT        SHARES THAT       OWNED BEFORE       NUMBER OF       AFTER THE
         NAME                 MAY BE SOLD        MAY BE SOLD      THE OFFERING     SHARES OFFERED    OFFERING
         ----                 -----------        -----------      ------------     --------------    --------
McMahan Securities             270,000             7,248              0               7,248            0%
LDG Limited (1)                500,000             1,342              0               1,342            0%
Hamilton Partners, Ltd.      1,750,000            46,980              0              46,980            0%
TQA Arbitrage Fund, L.P.       750,000            20,134              0              20,134            0%
TQA Vantage Fund, Ltd.       3,000,000            80,537              0              80,537            0%

    (1) As to all of the Notes owned by LDG Limited, TQA Investors exercises shared power of disposition under an agreement with LDG Limited. LDG Limited does not disclaim beneficial ownership of the Notes.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          The date of this Prospectus Supplement is April 27, 1998.